ORYX TECHNOLOGY CORP.
                                  EXHIBIT 11.1
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
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                                                                Three months ended
                                                           ----------------------------
                                                           May 31, 1996    May 31, 1995
                                                           ------------    ------------
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PRIMARY:
Earnings:
 Net Income (loss)                                         $    236,000    ($   397,000)
 Deduct earnings attributable to holders of dilutive
   subsidiary stock options                                     (43,000)           --
 Add interest income on reinvested option and warrant
  exercise proceeds (as determined by the modified
  treasury stock method), net of tax                             55,000            --
                                                           ------------    ------------

As adjusted                                                     248,000        (397,000)

Shares:
 Number of weighted average common shares outstanding         9,385,190       5,384,342
 Add effect of dilutive convertible preferred stock,
  options and warrants (as determined by the modified
  treasury stock method)                                      4,429,051            --
                                                           ------------    ------------

As adjusted                                                  13,814,241       5,384,342
                                                           ============    ============

Primary earnings (loss) per share                          $       0.02    ($      0.07)
                                                           ============    ============
FULLY DILUTED:
Earnings
 Net Income                                                $    236,000
 Deduct earnings attributable to holders of dilutive
  subsidiary stock options                                      (43,000)
 Add interest income on reinvested option and warrant
  exercise prodeeds (as determined by the modified
  treasury stock method), net of tax                             29,000
                                                           ------------

 As adjusted                                                    222,000

Shares:
 Number of common shares outstanding                         10,020,668
 Add effect of dilutive convertible preferred stock,
  options and warrants (as determined by the modified
  treasury stock method)                                      4,788,995
                                                           ------------
As adjusted                                                  14,809,663
                                                           ============
Fully diluted earnings per share                           $       0.01
                                                           ============
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